SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                   SCHEDULE TO
                                 (RULE 14D-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 EMACHINES, INC.
                       (Name of Subject Company (Issuer))

                            EMPIRE ACQUISITION CORP.

                                EM HOLDINGS, INC.

                                  LAP SHUN HUI
                                   (Offerors)

                  COMMON STOCK, $0.0000125 PAR VALUE PER SHARE
                         (Title of Class of Securities)


                                   29076P 10 2
                      (CUSIP Number of Class of Securities)

                                   -----------

                                    COPY TO:

         LAP SHUN HUI                              MURRAY MARKILES, ESQ.
       7373 HUNT AVENUE                 AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.
GARDEN GROVE, CALIFORNIA 92841                   2029 CENTURY PARK EAST
        (714) 890-8388                        LOS ANGELES, CALIFORNIA 90067
        (714) 890-8388                               (310) 229-1000

          (Name, address, and telephone number of persons authorized to receive notices and communications on behalf of filing
                                    persons)

                                   -----------

                            CALCULATION OF FILING FEE
-------------------------------------------------------------------------------
    Transaction valuation                            Amount of filing fee
            N/A                                              N/A
-------------------------------------------------------------------------------

|_| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           Amount Previously Paid..............   Filing Party.................
           Form or Registration No.............   Date Filed...................

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

        |X|    third-party tender offer subject to Rule 14d-1.

        |_|    issuer tender offer subject to Rule 13e-4.

        |X|    going-private transaction subject to Rule 13e-3.

        |_|    amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

ITEM 1.  EXHIBITS.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                DESCRIPTION
--------              -----------
99.1                  Text of Press Release Issued on November 9, 2001.

                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2001                   Empire Acquisition Corp.


                                           BY:  /S/ LAP SHUN HUI
                                               -----------------------------
                                                   Name:  Lap Shun Hui
                                                   Title: President


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2001                   EM Holdings, Inc.


                                           BY:   /S/ LAP SHUN HUI
                                              ------------------------------
                                                   Name:  Lap Shun Hui
                                                   Title: President


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 13, 2001                  Lap Shun Hui

                                            /S/ LAP SHUN HUI
                                           ---------------------------------

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                DESCRIPTION
-------               -----------
99.1                  Text of Press Release Issued on November 9, 2001.